Exhibit (e.2)

Exhibit A

to the

Distribution Agreement

Fund Names

Effective Date

Frontegra Phocas Small Cap Value Fund	April 2, 2018

Frontegra MFG Global Equity Fund	April 2, 2018

Frontegra MFG Core Infrastructure Fund	April 2, 2018

Frontier MFG Global Plus Fund	April 2, 2018

Frontier MFG Select Infrastructure Fund	July 2, 2018

Frontier MFG Global Sustainable Fund	December 17, 2018

Frontier HyperiUS Global Equity Fund	April 1, 2019

Frontier Caravan Emerging Markets Fund	August 26, 2019

Exhibit A amended:  August 26, 2019